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                                                              EXHIBIT (8)(d)(ii)

                AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT

     THIS AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT is made as of the 1st day of December, 2003, by and between THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK (the "Company") and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

     WHEREAS, the Company and Distributor are parties to a certain Shareholder Services Agreement dated October 2, 2000 (the "Agreement") in connection with the participation by the Funds (as defined in the Agreement) in individual and group variable annuity and variable life insurance contracts to be issued through one or more separate accounts established by the Company under state law;

     WHEREAS, the parties desire to expand the number of separate accounts of the Company through which the Company may make available certain of the Funds under Contracts offered by the Company;

     WHEREAS, the parties desire to expand the number of Funds to be made available as investment options under the Contracts; and

     WHEREAS, the parties now desire to modify the Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1. Section 7(a)(ii) is hereby deleted in its entirety and replaced with the following:

               "(ii) it has established Separate Accounts USL VL-R and USL VA-R (the "Accounts"), each of which is a duly authorized and established separate account under New York Insurance Law, and has registered each Account as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act") to serve as an investment vehicle for the Contracts;"

     2. The second WHEREAS clause is hereby deleted in its entirety and replaced with the following:

               "WHEREAS, the Company wishes to make available as investment options under the Contracts VP Balanced, VP Income & Growth, VP International, VP Value and VP II Inflation Protection (collectively, the "Funds"), each of which is a

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          series of mutual fund shares registered under the Investment Company
          Act of 1940, as amended, and issued by American Century Variable Portfolios, Inc., except for VP II Inflation Protection, which is issued by American Century Variable Portfolios II, Inc. (collectively referred to as the "Issuer"); and"

     3. In the event of a conflict between the terms of this Amendment No. 1 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 1 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 1, the parties hereby confirm and ratify the Agreement.

     4. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     5. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.


THE UNITED STATES LIFE INSURANCE        AMERICAN CENTURY INVESTMENT
COMPANY IN THE CITY OF NEW YORK         SERVICES, INC.


By:                                     By:
      ------------------------------          ----------------------------------
Name:                                   Name:
      ------------------------------          ----------------------------------
Title:                                  Title:
       -----------------------------           ---------------------------------

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